For Immediate Release

U.S. ENERGY CORP. REPORTS SALE OF CERTAIN WILLISTON BASIN ASSETS FOR $12.2 MILLION

RIVERTON, Wyoming – June 18, 2014 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (the “Company”), today reported the sale of certain of its Williston Basin assets for $12.2 million to an undisclosed buyer.

On May 27, 2014, the Company entered into a Purchase and Sale Agreement to sell certain Williston Basin assets that were originally acquired by the Company in 2012.  Under the terms of the sale agreement, the Company sold its interest in approximately 285.70 net acres and 16 gross (0.62 net) producing wells in Williams and McKenzie Counties, North Dakota.  The transaction closed on June 17, 2014 and the effective date of the sale is January 1, 2014.

When acquired in 2012, the Company paid $1.4 million in acquisition costs for the acreage, which included 8 gross (0.22 net) producing wells.  During 2013, the wells produced an average of approximately net 52 BOE/D.  Our December 31, 2013 reserve report reflected 370,583 BOE and $8.7 million PV-10 for the properties.

CEO Statement

“We are pleased to take advantage of this market opportunity to close this transaction at accretive value for the Company and its shareholders.  This transaction allows the Company to enhance our balance sheet and maintain a low debt profile as we continue to acquire additional acreage and pursue our drilling programs in South Texas,” stated Keith Larsen, CEO of U.S. Energy Corp.  “We currently have three drilling rigs running in South Texas and continue to anticipate that drilling will occur throughout the balance of the year,” he added.

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Press Release
June 18, 2014

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with oil and gas assets located primarily in North Dakota and Texas.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the three months ended March 31, 2014, which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, the Company’s expected future capital expenditures and projects (including projects to be pursued with its industry partners), its drilling and fracing of wells with industry partners and potential additional drilling opportunities.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended March 31, 2014) all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com